Exhibit 10.28

AMENDED AND RESTATED

RETENTION AND RELOCATION BONUS AGREEMENT

Preamble.  DJO, LLC, a Delaware limited liability company (together with its direct and indirect subsidiaries, parents and affiliated entities, the “Company”) and Andrew Holman (“Employee”) have previously entered into a Retention and Relocation Bonus Agreement dated April 1, 2010, and the Company and Employee desire to amend and restate such agreement in its entirety, with effect as of the original date of April 1, 2010, as set forth in this Amended and Restated Retention and Relocation Bonus Agreement (“Agreement”).

1.                                       Purpose.

This Agreement is entered into as of April 1, 2010 by the Company and Employee for the purpose of setting forth the requirements for the Employee to receive additional compensation in the form of a retention bonus (the “Retention Bonus”) and a relocation bonus (the “Relocation Bonus” and together with the Retention Bonus, the “Bonus”) as an incentive to continue employment with the Company during a transition period from the Employee’s prior employment and relocation to the Company’s headquarters in Vista, California.

2.                                       Retention Bonus.

Employee will be paid the Retention Bonus in an amount equal to $300,000, and such bonus will be paid to Employee, less all applicable withholding taxes and payroll deductions, within ten (10) business days after the date of this Agreement.  If Employee’s employment with the Company is terminated prior to January 1, 2012 by the Company for “Cause” or by Employee for a reason other than death or “Disability” (as “Cause” and “Disability” are defined below), Employee must repay to the Company, within 30 days of such termination, the amount of the Retention Bonus. On the other hand, Employee will be entitled to retain the Retention Bonus and will not be required to repay such bonus if he remains employed by the Company through December 31, 2011 or if his employment is terminated prior to January 1, 2012 by the Company without Cause or as a result of his death or Disability.

3.             Relocation Bonus.

Employee will be paid the Relocation Bonus in the amount of $100,000, and such bonus will be paid to Employee, less all applicable withholding taxes and payroll deductions, within ten (10) business days after the date of this Agreement.  The Relocation Bonus will be considered a prepayment of Employee’s management cash incentive bonus, and Employee understands and agrees that the Relocation Bonus will be credited against and considered an offset to each payment to which Employee may be entitled under the management cash incentive bonus plan that occurs after the date hereof until the entire amount of such Relocation Bonus has been credited and offset in that manner.  Other than such crediting and offset treatment, Employee shall not be required to repay all or any portion of the Relocation Bonus.

4.                                       Definition of Cause and Disability.

For purposes of this Agreement, “Cause” means (i) “Cause” as that term may be defined in any written employment agreement between Employee and the Company or any of its affiliates, which may at any time be in effect, (ii) Employee’s willful and continued failure to substantially perform his duties hereunder (other than any such failure resulting from his disability or any such failure subsequent to Employee being delivered notice of the Company’s intent to terminate his employment without Cause or delivering to the Company a notice of

[Signature Page to Retention Bonus Agreement]

Employee’s intent to terminate) following written notice by the Company to Employee that specifically identifies such failure and following a thirty (30) day period after receipt of such notice in which Employee does not cure such failure (for the avoidance of doubt, unsatisfactory performance by Employee of his duties shall not, in and of itself, be deemed to be a failure to substantially perform those duties); (iii) conviction of, or a plea of nolo contendere to, (A) any criminal activity  (other than traffic-related) under Federal or state laws, or (B) a crime involving moral turpitude that could be injurious to the Company or its reputation; (iv) Employee’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company; or (v) any act of fraud by Employee in the performance of his duties.

For purposes of this Agreement, “Disability” means a disability which renders Employee unable to perform the full extent of his duties and responsibilities by reason of illness or incapacity which would entitle Employee to receive disability income under the Company’s long term disability program

5.                                       Effect of Bonus on Other Benefits.

Except as provided in section 3 above with respect to bonus awards to Employee under the management cash incentive bonus program, the payment of the Bonus will not alter Employee’s entitlement to or the amount of any severance or other payment Employee is entitled to under any other plans, policies or arrangements of the Company.

6.                                       Confidentiality.

Employee shall keep confidential and may not discuss with or disclose to anyone (other than his spouse, or as may be required by law or any court order, provided they also keep confidential) the fact that he has been offered a Bonus as provided hereunder or any provisions of this Agreement, unless prior written consent from the Company is given.

7.                                       No Change in Legal Employment Status.

This Agreement and the Bonus are not a contract or guarantee of employment with the Company and they are not intended to change in any way Employee’s status as an at-will employee subject to all applicable terms and conditions of his employment.

8.                                       Successors.

This Agreement is binding on the Company and any direct corporate successor to the Company or its business, and on Employee’s estate, personal representative, guardian or any other person acting in his interest.

9.             Governing Law.

This Agreement will be governed by and interpreted under California law.

10.         Entire Agreement.

This Agreement is the entire agreement between Employee and the Company concerning the terms of the Retention Bonus and Relocation Bonus, and it supersedes any other agreement or statement made to Employee in this regard.

In witness whereof, the Company and Employee have hereunto signed this Agreement effective as of the date first mentioned above.

EMPOYEE		DJO, LLC

/s/ ANDREW P. HOLMAN	By	/s/ DONALD M. ROBERTS
Andrew P. Holman		Donald M. Roberts